Exhibit 99.1

AMERICAN COMMERCIAL LINES INC.	Contact: David T. Parker
Vice President, Investor
Relations & Corp. Communications
(800) 842-5491
FOR IMMEDIATE RELEASE
American Commercial Lines Announces Effectiveness of One for Four Reverse Stock Split
JEFFERSONVILLE, Indiana (May 26, 2009) — American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) announced today that its previously declared one for four reverse stock split of its outstanding shares of common stock became effective today prior to the opening of trading on the Nasdaq Stock Market. The reverse stock split is effective with respect to stockholders of record at the close of business on Monday, May 25, 2009. As a result of the reverse stock split, each four shares of common stock were combined into one share of common stock and the total number of shares of common stock outstanding (excluding treasury shares) were reduced from approximately 50.9 million shares to approximately 12.7 million shares.
Stockholders will receive cash in lieu of any fraction of a share that any stockholder would otherwise be entitled to receive as a result of the reverse stock split.
The Company’s common stock will trade under the symbol “ACLID” for 20 days to designate that it is trading on a post-reverse stock split basis. The common stock will resume trading under the symbol “ACLI” after the 20-day period.
The Company has retained American Stock Transfer & Trust Company (“AST”) to act as exchange agent for the reverse stock split. AST will manage the exchange of old, pre-reverse stock split shares for new post-reverse stock split shares. Stockholders of record as of the Effective Time, which is May 26, 2009, 7:00 a.m. EDT, will receive a letter of transmittal providing instructions for the exchange of their shares. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions. For further information, stockholders and securities brokers should contact AST at (877) 248-6417 or (718) 921-8317 after May 26, 2009.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1.2 billion in revenues and approximately 3,400 employees as of December 31, 2008. For more information about American Commercial Lines Inc. visit www.aclines.com.
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